UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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THE WESTERN UNION COMPANY

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On March 30, 2010, The Western Union Company (the “Company”) filed with the Securities and Exchange Commission a definitive Proxy Statement (the “Proxy Statement”) for the Company’s 2010 Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to be held on Friday, May 14, 2010 at 11:30 a.m., local time, at the JW Marriott Denver at Cherry Creek, 150 Clayton Lane, Denver, Colorado 80206. The Proxy Statement contains, among other things, proposals to re-elect director Christina A. Gold to the Company’s board of directors (the “Board”).

On November 9, 2009, as part of the Company’s succession planning process, the Board announced the promotion of Mr. Hikmet Ersek to the position of Chief Operating Officer, with the expectation that Mr. Ersek would succeed Ms. Gold as President and Chief Executive Officer. On April 27, 2010, the Board and Ms. Gold announced that the succession will be effective on September 1, 2010, when Ms. Gold will step down as President and Chief Executive Officer, to be succeeded by Mr. Ersek. Ms. Gold will also step down from the Board on that date. The Compensation and Benefits Committee of the Board has determined that, upon her departure, Ms. Gold will be eligible for benefits under the Company’s existing Severance / Change in Control Policy (Executive Committee Level), which are described in the Proxy Statement.

In connection with Ms. Gold’s departure, the Company and Ms. Gold will enter into a Letter Agreement under which Ms. Gold will serve as a consultant to the Company from September 1, 2010 through August 31, 2011. The Letter Agreement will extend through August 31, 2013 the term of Restrictive Covenant Agreements entered into by Ms. Gold in connection with the grant of awards to her pursuant to the Company’s 2006 Long-Term Incentive Plan. In consideration for Ms. Gold’s agreement to provide consulting services and to extend the Restrictive Covenant Agreements, the vesting of 63,238 (equal to a pro rata portion reflecting the completion of 18 months of the original 48-month vesting schedule) of the 168,635 restricted stock unit “career shares” granted to Ms. Gold in February 2009 will accelerate to September 1, 2010 and the remaining 105,397 of the career shares will be forfeited.

Also on April 27, 2010, the Company announced that the Board of Directors increased the size of the Board from ten to eleven and, effective April 26, 2010, appointed Mr. Ersek as a Class II director to fill the vacancy resulting from the increase in the size of the Board of Directors.

Mr. Ersek joined the Company in 1999, and held various positions of increasing responsibility until becoming the Company’s Executive Vice President and Managing Director, Europe/Middle East/Africa/South Asia in September 2006, and, in January 2009, adding the Asia Pacific region to his area of responsibility. Mr. Ersek was promoted to Chief Operating Officer effective January 1, 2010. Prior to joining Western Union, he held positions at Europay/MasterCard and General Electric (GE) Capital. Mr. Ersek is 49 years old.

On April 27, 2010, the Company issued a press release regarding the foregoing matters. The text of the press release appears below:

Contacts:

Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union President and CEO Christina Gold Announces Intention to Retire;

Company Announces Promotion of Hikmet Ersek to President and

Chief Executive Officer, Effective September 1, 2010

ENGLEWOOD, CO, April 27, 2010 — The Western Union Company (NYSE: WU) today announced that the Board of Directors has named Chief Operating Officer Hikmet Ersek, 49, to succeed Christina Gold, 62, as President and CEO on September 1, 2010. The Board also elected Ersek to the Board of Directors, effective April 26, 2010.

Western Union’s Chairman of the Board of Directors, Jack M. Greenberg, said, “During her tenure at Western Union, Christina has been instrumental in transforming the Company into a global leader in money transfer, creating a network of 420,000 agent locations in over 200 countries and territories, with 7,000 employees. Since joining the Company as President in 2002, Western Union’s revenue has nearly doubled and its market share has significantly expanded.

“We greatly appreciate her contribution to the Company, her cultivation of the next generation of leadership and her skillful management of a seamless executive transition plan,” Mr. Greenberg added. “Her graceful and inspirational presence will be sorely missed. We are fortunate that Hikmet Ersek has deep global experience, a strong track record of business performance, and is now ready to lead Western Union.”

Prior to joining First Data Corporation, the former parent company of Western Union, in May 2002, Gold was president and chief executive officer of telecommunications and e-commerce services provider Excel Communications. She also had a distinguished career with Avon where she served as president, Avon North America, and was credited with a significant turnaround of the U.S. business. Following her departure, Gold will continue to be available to the company in an advisory and consultative capacity for a period of time.

Gold said, “This has been an incredible journey for me, a unique experience to have led the building of an iconic brand on a global scale. I am also very fortunate to have worked with exceptional employees, agents, and business partners over the years. Today Western Union has the right business model and strategies for the future, as well as a strong succession plan. I am looking forward to my retirement, and I am very confident that Hikmet Ersek is the right person to lead Western Union forward.”

Ersek assumed the role of chief operating officer in January, 2010, after serving as executive vice president and managing director for Europe, the Middle East, Africa and the Asia Pacific region. A native of Turkey, of both Austrian and Turkish heritage, Ersek joined Western Union in 1999. Before then he held executive positions at GE Capital and Europay/Mastercard. He holds a degree in Economics and Business administration from the University of Economics in Vienna.

“Western Union is a remarkable global brand with terrific long-term opportunities,” Ersek said. “I look forward to continuing to drive our strategies of growing our core money transfer business, developing electronic channels, and expanding business payments, as well as developing additional strategies for growth.”

In conjunction with her departure, Gold intends to step down from the Western Union Board on September 1, 2010. Her name will remain on the proxy as part of the class of directors up for election at the annual meeting of shareholders on May 14, 2010.

Separately, today Western Union will release first quarter 2010 financial results and Gold will host an investor conference call to discuss the quarter.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Custom House branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. The Western Union, Vigo and Orlandi Valuta branded services are offered through a combined network of more than 420,000 agent locations in 200 countries and territories. In 2009, The Western Union Company completed 196 million consumer-to-consumer transactions worldwide, moving $71 billion of principal between consumers, and 415 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

Important Notice Regarding the Availability of Proxy Materials for the

Annual Stockholder Meeting to be Held on May 14, 2010.

The Proxy Statement, these Definitive Additional Materials and Annual Report are available at www.ematerials.com/wu

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